UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

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FORM 8-K

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CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)
May 7, 2012

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QUALITY DISTRIBUTION, INC.
(Exact name of registrant as specified in its charter)

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Florida	000-24180	59-3239073
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4041 Park Oaks Boulevard, Suite 200
Tampa, Florida 33610
(Address of principal executive offices including Zip Code)

(813) 630-5826
(Registrant’s telephone number, including area code)

N.A.
(Former Name or Former Address, if Changed Since Last Report)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On May 7, 2012, Quality Carriers, Inc. (“Quality Carriers”), an Illinois corporation and an indirect, wholly owned subsidiary of Quality Distribution, Inc. (the “Company”), entered into an asset purchase agreement (the “Bice APA”) with Wylie Bice Trucking, LLC (“Bice Trucking”), a North Dakota limited liability company, and Wylie C. Bice, the sole member of Bice Trucking, pursuant to which Quality Carriers will acquire the operating assets of Bice Trucking for total consideration (subject to certain adjustments) of $47,580,000, consisting of $29,400,000 in cash, $12,780,000 in the form of one or more promissory notes and $5,400,000 of common stock of the Company, plus deferred earn-out payments of up to an additional $11,400,000, if certain future operating and financial performance criteria are satisfied.

In addition, on May 7, 2012, QC Environmental Services, Inc. (“QC Environmental”), a North Dakota corporation and an indirect, wholly owned subsidiary of the Company, entered into an Asset Purchase Agreement (the “RM APA”, and together with the Bice APA, the “Asset Purchase Agreements”) with RM Resources, LLC (“RM”), a North Dakota limited liability company, and each of Wylie C. Bice, Monte Gawryluk and Dean A. Rodne, the members of RM (collectively, the “Members” and together with Bice Trucking and RM, the “Seller Parties”), pursuant to which QC Environmental will acquire the operating assets of RM for total consideration (subject to certain adjustments) of $31,720,000, consisting of $19,600,000 in cash, $8,520,000 in the form of one or more promissory notes and $3,600,000 of common stock of the Company, plus deferred earn-out payments of up to an additional $7,600,000, if certain future operating and financial performance criteria are satisfied.

The Asset Purchase Agreements

Each of the parties to the Asset Purchase Agreements has made customary representations and warranties to the other parties thereto.  Each of the Asset Purchase Agreements also contains customary covenants that must be complied with between the date of signing and the Closing (as hereinafter defined).  These covenants require the Seller Parties to, among other things, (a) conduct the businesses of RM and Bice Trucking, as applicable, in the ordinary course and consistent with past practice, and preserve the goodwill and ongoing operations of the business, and (b) refrain from taking certain specified actions except as expressly contemplated by the applicable Asset Purchase Agreement, or otherwise required by law.  Pursuant to the RM APA, RM has also agreed to use its reasonable best efforts to take all actions necessary to complete the design, development and permitting of a new salt water injection well in accordance with applicable law and industry standard practices and to transfer the new well to QC Environmental within a specified period after Closing.

The closing of the transactions contemplated by each Asset Purchase Agreement (the “Closing”) is contingent upon the substantially concurrent closing of the transactions contemplated by the other Asset Purchase Agreement, as well as, among other customary conditions, (a) the receipt of all applicable regulatory approvals, (b) the completion of all confirmatory business, legal, accounting and legal due diligence, (c) the receipt of certain third party consents and approvals and (d) the receipt of unaudited interim financial statements and audited year-end financial statements for Bice Trucking and RM, respectively.

Each Asset Purchase Agreement contains customary termination rights, including the right of any party to terminate such Asset Purchase Agreement at any time after August 31, 2012 if the Closing has not occurred on or prior to such date.  In addition, each Asset Purchase Agreement may be terminated by the parties at any time following a termination of the other Asset Purchase Agreement.

Additional Agreements

In connection with the transactions contemplated by the Asset Purchase Agreements, two separate consulting agreements were executed on May 7, 2012 including (a) that certain consulting agreement between QC Environmental and Dean A. Rodne (the “RM Consulting Agreement”) and (b) that certain consulting agreement between Quality Carriers and Wylie C. Bice (the “Bice Trucking Consulting Agreement,” and together with the RM Consulting Agreement, the “Consulting Agreements”).  The Consulting Agreements have substantially similar terms.  Each Consulting Agreement will become effective upon the Closing of the transactions and has a duration of one year.  Messrs. Bice and Rodne will each receive an agreed upon consulting fee in consideration for the services provided.

Also in connection with the transactions contemplated by the Asset Purchase Agreements, each of the Members entered into separate non-competition and non-solicitation agreements (collectively, the “Non-Competition Agreements”).  Each of the Non-Competition Agreements contains substantially the same terms and restricts the applicable Member and certain of its affiliates (including Bice Trucking and RM, as applicable) from competing with or soliciting employees from QC Environmental and Quality Carriers, respectively.  Each of the Non-Competition Agreements will become effective upon the Closing and continue for a period of five years following the expiration or termination of the applicable Consulting Agreement.

Item 8.01	Other Events.

On May 7, 2012, the Company issued a press release announcing entry into the Asset Purchase Agreements.  A copy of the Company’s press release is attached hereto as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description of Exhibits

99.1	Press Release of Quality Distribution, Inc. dated May 7, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 11, 2012	QUALITY DISTRIBUTION, INC.
	By:	/s/ Joseph J. Troy
	Name:	Joseph J. Troy
	Title:	Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description of Exhibits

99.1	Press Release of Quality Distribution, Inc. dated May 7, 2012